Exhibit 1.1.1

Certificate of Amalgamation
Canada Business Corporations Act
Certificat de fusion
Loi canadienne sur les sociétés par actions
Postmedia Network Inc.
Corporate name / Dénomination sociale
913063-2
Corporation number / Numéro de société
I HEREBY CERTIFY that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.
JE CERTIFIE que la société susmentionnée est issue d’une fusion, en vertu de l’article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.
Virginie Ethier Director / Directeur 2015-04-13
Date of Amalgamation (YYYY-MM-DD)
Date de fusion (AAAA-MM-JJ)

Canada Business Corporations Act (CBCA) FORM9 ARTICLES Of AMALGAMATION (Section 185)
1 Corporate name of the amalgamated corporation Pootmedia Network Inc.
2·The province or territory In Canada where the registered office la situated (do not Indicate the full address) Ontario I
3- The classn and any maximum number of mh1uu that the corporation Is authorized to issue The Corporation is authorized to issue an unlimited number of shares of one class to be designated ucommon shares. 4 Rntrictlons, If any, on share transfers
5·Minimum and maXImum number of directors (for a fixed number of diroctors, please indicate the same number In both boxes) Minimum number 1 Maximum number 10 6-Restrictions,, If any, on the business the corporation may carry on
7 Other provisions, If any See attached schedule 8 -The amalgamation has been approved pursuant to that sect:lcm or subsection of the Act which la Indicated aa follows: 183.Long form : approved by special resolution of shareholders 184(1) Vortlcal short·form : approved by maolutlon of directom 184(2) ·Horizontal short·form: approved by resolution of dlrec:ton1 9 Declaration Ihereby certify that I am a director or an auttlorized officer of lhe following corporation: Name of the amalgamating corporation 7717415 Canada Inc. 913112-4 · Signature Postmedia Network Im:. 753632-1 Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to bolh (subsection 250(1) of the CBCA). IC 3190E (2013107) Page 1 of2 9130632 Canada

SCHEDULE

DESCRIPTION OF CLASSES OF SHARES

The rights, privileges, restrictions and conditions attaching to the common shares are as follows:

1. Dividends

1.1 The holders of common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of the moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine, and all dividends which the Corporation may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

2. Dissolution

2.1 In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

3. Voting Rights

3.1 The holders of the common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each common share held at all meetings of the shareholders of the Corporation.

RESTRICTIONS ON SHARE TRANSFERS

The right to transfer securities of the Corporation (other than debt securities that are not convertible into shares of the Corporation) shall be restricted in that no holder of such securities shall be entitled to transfer any such securities without either:

(a) if the transfer of such securities is restricted by any security holders’ agreement, complying with such restrictions in such agreement; or

(b) if there are no such restrictions, either:

(i) the express sanction of the holders of more than 50% of the voting shares of the Corporation for the time being outstanding expressed by a resolution passed at a meeting of the shareholders or by an instrument or instruments in writing signed by the holders of more than 50% of such shares; or

(ii) the express sanction of the directors of the Corporation expressed by a resolution passed by the votes of a majority of the directors of the Corporation at a meeting of the board of directors or signed by all of the directors entitled to vote on that resolution at a meeting of directors.

OTHER PROVISIONS

The board of directors of the Corporation may, at any time and from time to time, by resolution appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next following annual meeting of shareholders of the Corporation, provided that the total number of directors so appointed by the board of directors of the Corporation during the period between any two annual meetings of shareholders of the Corporation shall not exceed one-third of the number of directors elected at the earlier of such two annual meetings of shareholders of the Corporation.

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